Exhibit 99.1

PRESS RELEASE –FOR IMMEDIATE RELEASE

OMEGA HEALTHCARE ANNOUNCES PLAN FOR HAVEN FACILITIES

TIMONIUM, MARYLAND – June 27, 2008 – Omega Healthcare Investors, Inc. (NYSE:OHI) today announced that as a result of the termination of a third party’s agreement to acquire substantially all the assets of Haven Eldercare, LLC out of bankruptcy, Omega and an experienced nursing home management team have formed a new company to operate the 15 Haven facilities located on real estate owned by Omega.  The transition to the new operating management team is subject to approval of the U.S. Bankruptcy Court, which has jurisdiction over Haven’s assets.  Omega expects the Court to approve the new management team taking control based on Omega’s rights as a lessor and a secured creditor under existing agreements.

“Given the termination of a third party purchaser’s agreement to acquire the assets of Haven out of bankruptcy, Omega worked swiftly and diligently to retain an excellent and qualified team ready to assume management of the facilities,” according to C. Taylor Pickett, Chief Executive Officer of Omega.  “The team will be led by Timothy Coburn. Tim has been in health care facility management for 30 years as a senior member of several national health care companies providing successful oversight to skilled nursing facilities, assisted living facilities, sub-acute care facilities including traumatic brain injury facilities and independent living communities around the country.  Over the past six years he has been utilized as a manager of distressed health care properties on behalf of the U.S. Bankruptcy Courts and the State of Connecticut Superior Courts, as well as private investors.  He was appointed Patient Care Officer by the U.S. Bankruptcy Court for the Haven bankruptcy in November of 2007, and is a licensed Nursing Home Administrator in Connecticut and Massachusetts.

“Omega plans to provide both working capital and capital expenditure credit facilities to the new provider so that the caregivers in these facilities can continue doing what they do best and that is providing quality care for the residents of these facilities,” continued Mr. Pickett.

“Since the Haven situation has been rapidly evolving, we have not completed our assessment of the financial impact of these actions,” continued Mr. Pickett.  “We expect to be in a position to provide an overview of the financial impact in connection with our second quarter earnings announcement.”

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Omega is a real estate investment trust investing in and providing financing to the long-term care industry. At March 31, 2008, Omega owned or held mortgages on 235 healthcare facilities located in 28 states and operated by 26 third-party healthcare operating companies.

FOR FURTHER INFORMATION, CONTACT Dan Booth, Chief Operating Officer or Bob Stephenson, Chief Financial Officer at (410) 427-1700 ________________________

This announcement includes forward-looking statements.  Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things:  (i) uncertainties relating to the business operations of the operators of the Company's properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector, including without limitation, changes in Medicare reimbursement; (iii) changes in the financial position of the Company's operators; (iv) the ability of operators in bankruptcy to reject unexpired lease obligations, modify the terms of the Company's mortgages, and impede the ability of the Company to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) the Company's ability to maintain its credit ratings; (vii) competition in the financing of healthcare facilities; (viii) the Company's ability to maintain its status as a real estate investment trust; (ix) uncertainties relating to Haven's bankruptcy process, and (x) other factors identified in the Company's filings with the Securities and Exchange Commission. Statements regarding future events and developments and the Company's future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.